Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2005, relating to the financial statements and financial statement schedule of ValueClick, Inc. (“ValueClick”) appearing in the Annual Report on Form 10-K of ValueClick for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Los Angeles, California
August 31, 2007